United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-14191

                         Yorkshire Power Finance Limited
                         -------------------------------
             (Exact name of registrant as specified in its charter)

    Lloyds Court, 78 Grey Street, Newcastle upon Tyne NE1 6AF United Kingdom
                              (11-44-191-223-5151)
                              --------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             8.08% Trust Securities
                          6.154% Series B Senior Notes
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)[x]        Rule 12h-3(b)(1)(i)[ ]
          Rule 12g-4(a)(1)(ii)[ ]       Rule 12h-3(b)(1)(ii)[ ]
          Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(i)[ ]
          Rule 12g-4(a)(2)(ii)[ ]       Rule 12h-3(b)(2)(ii)[ ]
                                        Rule 15d-6 [ ]

Approximate number of holders of record as of the certification or notice date:
                                      None

Pursuant to the requirements of the Securities Exchange Act of 1934 Yorkshire Power Finance Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 9, 2003               By: /s/ Paul J. Leighton
                                     --------------------
                                     Paul J. Leighton, Authorized Representative